EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:        Jeremiah Z. Smith                                 March 27, 2024
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp
Announces Stock Repurchase Program

Dixon, California - The Board of Directors of First Northern Community Bancorp (FNRN), holding company of First Northern Bank, has announced a stock repurchase program for the Company’s outstanding common stock.  Based on market conditions, share repurchases may be made from time to time in the open market or in privately negotiated transactions.  The repurchase program will begin May 1, 2024 and will remain in effect until April 30, 2026, unless terminated sooner.  The program allows repurchases in an aggregate amount of no more than 6% of First Northern Community Bancorp’s 15,550,731 outstanding shares of common stock as of March 21, 2024 (which includes the stock dividend that was paid on March 25, 2024). This represents total shares of 933,043 eligible for repurchase which, at the closing price of $9.00 on March 21, 2024, would equate to total consideration of approximately $8.4M if all eligible shares were repurchased. The Board of Directors has determined that the maximum aggregate repurchases will not impair the capital of the Corporation.  Any repurchases are intended to be conducted in accordance with the limitations, guidelines, and restrictions relative to timing, price, manner and volume of Rule 10b-18 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

The stock repurchase program is intended to provide management with an effective mechanism for capital management, increase return on equity to the Corporation’s existing shareholders and provide additional market liquidity for common shares outstanding.

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows and Orland. The Bank also has a commercial lending office in Walnut Creek. Real estate mortgage and small-business loan officers are available by appointment in any of the Bank’s 14 branches. First Northern is rated as a Veribanc “Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended December 31, 2023 (www.veribanc.com) and (www.bauerfinancial.com). The Bank can be found on the Web at thatsmybank.com, on Facebook and on LinkedIn.

Forward Looking Statements
This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations, including but not limited to statements about the Corporation’s expectations about the stock repurchase program’s impact on capital, return on equity and market liquidity, and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in First Northern's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. First Northern disclaims any intent or obligation to update these forward-looking statements.
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